UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

IIOT-OXYS, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-50773	56-2415252
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

705 Cambridge Street

Cambridge, MA 02141

(Address of principal executive offices, including zip code)

(617) 500-5101

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure contained in Item 5.02 herein is incorporated into this Item 1.02 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and V.P. of Product Management

Effective September 20, 2018, Patrick Phillips resigned from all positions of IIOT-OXYS, Inc., a Nevada corporation (the “Company”). Mr. Phillips served as director and Vice President of Product Management of the Company and served in positions within the Company’s subsidiaries. Mr. Phillips’ resignation was not caused by any disagreement with the Company known to the Company.

As a result of Mr. Phillips’ resignation, the Consulting Agreement dated May 22, 2018 between the Company and Mr. Phillips has been mutually terminated as of the effective date of Mr. Phillips’ resignation.

Chief Operating Officer Appointment

Effective September 20, 2018, the Board of Directors of the Company appointed Karen McNemar, age 49, as Chief Operations Officer (“COO”) of the Company. There are no arrangements or understandings between Ms. McNemar and any other persons pursuant to which Ms. McNemar was appointed as COO. There are no family relationships between Ms. McNemar and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

On July 1, 2018, we entered into a Consulting Agreement with Ms. McNemar. The term of the agreement is until the completion of the Services, as defined in the agreement or until early termination upon 10 days’ written notice given by either party. Pursuant to the agreement, Ms. McNemar has agreed to provide business consulting services to the Company in exchange for a flat fee of $12,000 and the issuance of 9,000 shares of the Company’s Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IIOT-OXYS, Inc.

Date: September 26, 2018	By:	/s/ Cliff L. Emmons
Cliff L. Emmons, Chief Executive Officer